Exhibit 10.23

EXECUTION VERSION

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of October 25, 2013 (the “Effective Date”), is made by and among NM Mariposa Holdings, Inc., a Delaware corporation (“Holdings”), The Neiman Marcus Group, Inc., a Delaware corporation (“Neiman Marcus”), and ACOF Operating Manager IV, LLC, a Delaware limited liability company (“Manager”).

WHEREAS, Holdings and Neiman Marcus desire to obtain from Manager, and Manager desires to provide certain management and financial services to Holdings and its subsidiaries;

WHEREAS, Manager has provided services to Holdings and Mariposa Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 9, 2013 (the “Merger Agreement”), by and among Holdings, Mariposa Merger Sub LLC and Neiman Marcus Group LTD Inc., a Delaware corporation; and

WHEREAS, concurrently with the execution of this Agreement, ACOF Operating Manager III, LLC and CPPIB Equity Investments Inc. are each entering into separate management services agreements with Holdings and Neiman Marcus on terms and conditions substantially identical to those contained herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.
Retention. Subject to the terms and conditions hereof, Holdings and Neiman Marcus hereby retain Manager to provide certain agreed upon management and financial services to Holdings and its subsidiaries during the term of this Agreement. No minimum number of hours is required to be devoted by Manager on a weekly, monthly, annual or other basis.

2.
Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate on the date upon which Holdings and Manager mutually agree to terminate this Agreement. Notwithstanding any other provision hereof, (a) the obligations to pay amounts due pursuant to Section 3 hereof with respect to periods prior to the termination hereof, and (b) the provisions of Sections 4 through 7 hereof, shall survive any termination of this Agreement.

3.
Reimbursement of Expenses; Advisory Fees. Holdings and Neiman Marcus shall, jointly and severally, pay to, or on behalf of, Manager, within 30 days of submission of itemized expense statements and other documentation in accordance with reasonable procedures specified by Neiman Marcus, all actual out-of-pocket third party expenses (excluding allocation of internal expenses) incurred by Manager or any Manager Related Party (as defined below) (or incurred on such Person’s behalf by any other Persons) in connection with (a) the transactions contemplated by the Merger Agreement and (b) the services provided hereunder. Such expenses shall include, among other things, (x) any independent professionals and organizations, including independent accountants, outside legal counsel and consultants, (y) costs of any outside services and independent contractors such as couriers, business publications, on-line financial services and similar services and (z) transportation, per diem costs, word processing expenses and any similar expenses (in each case, to the extent they are out-of-pocket third party expenses). In connection with (i) advisory services rendered by Manager with respect to any merger, acquisition, recapitalization, divestiture, financing, refinancing or other similar transaction in which Holdings or any of its direct or indirect subsidiaries may be, or may consider becoming, involved or (ii) a termination of this Agreement, subject to compliance with Section 4.07 of the Stockholders Agreement, Holdings may agree that Holdings or Neiman Marcus shall pay a fee to Manager in an amount to be mutually agreed upon.

4.
Decisions/Authority of Management Advisor. Holdings and its subsidiaries shall make all decisions with regard to any matter upon which Manager has rendered its advice and consultation, and there shall be no liability to Manager or any Manager Related Party for any such advice accepted or rejected by Holdings or any of its subsidiaries pursuant to the provisions of this Agreement. For any services provided hereunder, or under any other arrangement arising out of this Agreement, Manager and the Manager Related Parties shall be acting solely as independent contractors and not as agents of Holdings or any of its subsidiaries and nothing in this Agreement shall be construed as creating a partnership, joint venture or similar relationship of any kind, or an employee/employer relationship, between the parties hereto (or any of their respective Related Persons). Manager shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon Holdings or any of its subsidiaries or to obtain or incur any right, obligation or liability on behalf of Holdings or any of its subsidiaries. Manager shall have complete charge of any of its personnel who render advice and consultation to Holdings or any of its subsidiaries under this Agreement. Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of Manager or any Manager Related Party, including in any of their respective capacities as stockholders or directors of Holdings or any of its subsidiaries.

5.	Indemnification.

(a)	Holdings and Neiman Marcus shall, jointly and severally:

(i)indemnify Manager and each Manager Related Party (collectively, the “Indemnified Parties”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, directly or indirectly caused by, related to, based upon, or arising out of the rendering of any advice or performance of any services by any Indemnified Party for Holdings or any of its subsidiaries, in each case, except for any such loss, claim, damage or liability resulting from the gross negligence, bad faith or willful misconduct of any Indemnified Party as determined by a final, non-appealable determination of a court of competent jurisdiction; and

(ii)promptly reimburse the Indemnified Parties for all costs and expenses (including reasonable counsel fees and expenses and the reasonable costs and expenses of enforcing this Section 5), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not any Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Holdings or any of its subsidiaries and whether or not such claim, action or proceeding results in any liability.

(b)
Neither Manager nor any Manager Related Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Holdings or any of its Affiliates, or any of the security holders or creditors of Holdings or any of their respective Affiliates directly or indirectly caused by, related to, based upon, or arising out of (i) the engagement of Manager pursuant to this Agreement, the performance of the services to be performed hereunder, or the rendering of any advice or performance of any services by Manager or any Manager Related Party or (ii) any Outside Activities (as defined below). Holdings and Neiman Marcus shall, jointly and severally, indemnify Manager and each Manager Related Party, to the fullest extent permitted by law, from and against any and all such liabilities to which Manager or any Manager Related Party becomes subject.

(c)	Manager makes no representations or warranties, express or implied, in respect of the services to be provided by it hereunder.

(d)
For the avoidance of doubt, the indemnity and expense reimbursement obligations set forth in this Section 5 shall be in addition to any other rights, remedies or indemnification that the Indemnified Parties may have or be entitled to under either Holdings’ or Neiman Marcus’ organizational documents, applicable law or otherwise, and all such rights and protections shall remain operative and in full force and effect following the Term.

6.	Definitions.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. No Person shall be deemed to be an Affiliate of Manager solely by virtue of the fact that such Person is a director of officer of Holdings, and no Person shall be deemed to be an Affiliate of another Person solely by virtue of the fact that both Persons own shares of stock in Holdings.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law or executive order to close.

“Manager Related Party” means (a) each Related Person of Manager and (b) each of the partners, members, directors, officers, employees, agents and controlling persons of Manager or any of its Related Persons.
“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a joint stock company, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any investment manager, investment advisor, managing member or general partner of such Person, (c) any investment fund, investment partnership, investment account or other investment Person whose investment manager, investment advisor, managing member or general partner is such Person or a Related Person of such Person, and (d) any equity investor, member, partner or officer of such Person.

“Stockholders Agreement” means the Stockholders Agreement dated as of October 25, 2013, by and among Holdings and certain of its stockholders.

7.	Miscellaneous.

(a)
Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party except as otherwise expressly stated hereunder or with the prior written consent of Manager and Holdings, and any attempted assignment in violation of this Section 7(a) shall be null and void ab initio; provided, that Manager may assign this Agreement or its rights and obligations hereunder to a Manager Related Party without obtaining such consent.

(b)	Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(c)
Enforcement. Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity, each of the parties hereto (i) expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction and (ii) hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.

(d)
Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of New York or in any New York state court located in New York county and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

(e)
Waiver of Jury Trial. Each party to this Agreement, for itself and its Related Persons, hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of the parties hereto or their respective Related Persons pursuant to this Agreement or in the negotiation, administration, performance or enforcement of this Agreement.

(f)
Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon any determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(g)
Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made at the address or facsimile number set forth below, or at such other address or facsimile number as such party shall have furnished to the other party in writing:

(i)     If to Manager:

ACOF Operating Manager IV, LLC
c/o Ares Management LLC
2000 Avenue of the Stars
Los Angeles, California 90067
Facsimile:    (310) 201-4170
Email:        stein@aresmgmt.com
        frankel@aresmgmt.com
Attention:    Adam Stein
Kevin Frankel
with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Facsimile:    (310) 557-2193
Email:        mworonoff@proskauer.com
Attention:    Michael A. Woronoff, Esq.

(ii)     If to Holdings:

NM Mariposa Holdings, Inc.
c/o Ares Management LLC
2000 Avenue of the Stars
Los Angeles, California 90067
Facsimile:    (310) 201-4170
Email:        stein@aresmgmt.com
        frankel@aresmgmt.com
Attention:    Adam Stein
Kevin Frankel
and
NM Mariposa Holdings, Inc.
c/o Canada Pension Plan Investment Board
One Queen Street East, Suite 2500
P.O. Box 101
Toronto, ON M5C 2W5
Facsimile:    (416) 868-8684
Email:        sfeeney@cppib.ca
Attention:    Shane Feeney

with a copy (which shall not constitute notice) to
Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Facsimile:    (310) 557-2193
Email:        mworonoff@proskauer.com
Attention:    Michael A. Woronoff, Esq.
(iii)     If to Neiman Marcus:
The Neiman Marcus Group, Inc.
One Marcus Square
1618 Main Street
Dallas, Texas 75201
Facsimile: (214) 743-7611
Attention: Tracy M. Preston, Esq.
Notice shall be delivered (x) by nationally recognized overnight courier delivery for next Business Day delivery, (y) by hand delivery, or (z) by facsimile or electronic mail transmission followed by overnight delivery the next Business Day. Legal counsel for the respective parties may send to the other party any notices, requests, demands or other communications required or permitted to be given hereunder by such party. Each such notice or other communication shall for all purposes of this Agreement be treated as effective, or as having been given, only upon receipt thereof at the address specified hereunder.

(h)
Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(i)
Further Assurances. Each party agrees that it shall, from time to time after the date hereof, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by the other parties to carry out the transactions contemplated by this Agreement.

(j)
Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

(k)
Outside Activities. Manager and the Manager Related Parties may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or business of Holdings and its subsidiaries, and may provide advice and other assistance to any investment, business venture or entity, and Holdings and its subsidiaries shall have no rights by virtue of this Agreement or otherwise in and to investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any investment or venture, even if competitive with the business of Holdings and its subsidiaries, shall not be deemed wrongful or improper. Manager and the Manager Related Parties shall not be obligated to present any particular investment or business opportunity to Holdings or its subsidiaries even if such opportunity is of a character that, if presented to Holdings or its subsidiaries, could be taken thereby, and each of Manager and each Manager Related Party shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity. For the avoidance of doubt, Holdings and Neiman Marcus hereby acknowledge and agree that one or more of Manager and the Manager Related Parties have had, and from time to time may have, outside activities or interests that conflict or may conflict with the best interests of Holdings and its subsidiaries (collectively, “Outside Activities”), including corporate, business, employment and investment opportunities, or investments in, ownership of, or participation in entities that are or could be complementary to, or competitive with, Holdings and its subsidiaries. Holdings and Neiman Marcus hereby consent to, and waive any interest or expectancy they might have in, all such Outside Activities of Manager and any Manager Related Party.

(l)
Amendment and Waiver. This Agreement may not be amended, restated, modified or supplemented in any respect and the observance of any term of this Agreement may not be waived by Holdings or Neiman Marcus except by a written instrument executed by each of the parties hereto. No delay or failure on the party of any party to exercise any right, power or privilege under this Agreement shall operate or be construed to operate as any sort of waiver, release or modification of such right, power or privilege, nor shall the exercise by a party of any single right, power or privilege, or any portion thereof, operate or be construed to operate as any sort of release, waiver or modification of any other right, power or privilege, or the remaining portion thereof; provided, that Manager may waive any portion of any amounts to which it is entitled pursuant to this Agreement, and, unless otherwise directed by Manager, such waived portion will revert to Holdings and Neiman Marcus. No waiver on any one occasion or with respect to any period will extend to or effect or be construed as a waiver of any right or remedy on any occasion or other period. The rights and remedies set forth in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

(m)
Counterparts. This Agreement and any joinders thereto may be executed in any number of counterparts, including by way of electronic transmission (e.g., pdf and facsimile formats), each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(n)
Rules of Construction. Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” References to numbered or letter articles, sections, subsections, paragraphs and clauses refer to articles, sections, subsections, paragraphs and clauses, respectively, of this Agreement unless expressly stated otherwise. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly indicated, any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any statute defined or referred to herein shall include all rules and regulations promulgated thereunder. References to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day. References to a Person are also to its permitted successors and assigns. In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

(o)
No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, the Manager Related Parties, the Indemnified Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first appearing above.

NM MARIPOSA HOLDINGS, INC.

By:	/s/ BRENDA SANDERS Name: Brenda Sanders Title: Secretary

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ BRENDA SANDERS Name: Brenda Sanders Title: Secretary

ACOF OPERATING MANAGER IV, LLC

By:	/s/ ADAM STEIN Name: Adam Stein Title: Authorized Signatory